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                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
            (INCLUDING THE ASSOCIATED COMMON STOCK PURCHASE RIGHTS)

                                       OF

                            THE CENTRIS GROUP, INC.
                                       AT

                              $12.50 NET PER SHARE

                                       BY

                          MERGER SUB OF DELAWARE, INC.
                          A WHOLLY OWNED SUBSIDIARY OF

                          HCC INSURANCE HOLDINGS, INC.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, NOVEMBER 30, 1999, UNLESS THE OFFER IS EXTENDED.

                                                                October 18, 1999

To Brokers, Dealers, Commercial Banks,
   Trust Companies and Other Nominees:

     We have been appointed by Merger Sub of Delaware, Inc., a Delaware corporation ("Merger Subsidiary") and a wholly owned subsidiary of HCC Insurance Holdings, Inc., a Delaware corporation ("HCC"), to act as dealer manager in connection with Merger Subsidiary's offer to purchase all outstanding shares of Common Stock, par value $.01 per share (including the associated Common Stock Purchase Rights) (the "Shares"), of The Centris Group, Inc., a Delaware corporation (the "Company") at $12.50 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in Merger Subsidiary's Offer to Purchase, dated October 18, 1999 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with any supplements or amendments thereto, collectively constitute the "Offer").

     For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

          1. Offer to Purchase dated October 18, 1999;

          2. Letter of Transmittal for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares;

          3. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to the Depositary by the Expiration Date (defined in Section 1 of the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed by the Expiration Date;

          4. A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;
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          5. Letter to Shareholders from David L. Cargile, Chairman of the
     Board, President and Chief Executive Officer of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company and mailed to the Shareholders of the Company;

          6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding; and

          7. Return envelope addressed to Harris Trust Company of New York, the Depositary.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON NOVEMBER 30, 1999, UNLESS THE OFFER IS EXTENDED.

     In order to take advantage of the Offer, (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) or an Agent's Message (defined in Section 2 of the Offer to Purchase) in connection with a book-entry delivery of Shares, and all other required documents should be sent to the Depositary, and (ii) either certificates representing the tendered Shares should be delivered to the Depositary, or such Shares should be tendered by book-entry transfer into the Depositary's account maintained at the Book-Entry Transfer Facility (described in Section 3 of the Offer to Purchase), all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

     Merger Subsidiary will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Merger Subsidiary will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. Merger Subsidiary will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

     Any inquiries you may have with respect to the Offer should be addressed to the Information Agent or the undersigned at the respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase. Additional copies of the enclosed materials may be obtained from the Information Agent.

                                    Very truly yours,

                                    SALOMON SMITH BARNEY, INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON THE AGENT OF MERGER SUBSIDIARY, HCC, THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.